Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-11097 and 333-67208) on Form S-8 of Mitcham Industries, Inc. of our report dated April 14, 2008, relating to the consolidated financial statements, the financial statement schedule, and internal control over financial reporting, which appears in this Form 10-K/A.
Hein & Associates LLP
Houston, Texas
February 6, 2009